Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-188348) and related Prospectus of IAC/InterActiveCorp for the registration of $500,000,000 Senior Notes and to the incorporation by reference therein of our report dated December 4, 2012, with respect to the consolidated financial statements of About, Inc. for the year ended December 25, 2011included in IAC/InterActiveCorp’s Form 8-K dated May 3, 2013.

/s/ ERNST & YOUNG LLP

New York, New York

June 5, 2013